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                 CENTRAL BANCORP, INC.
                1986 STOCK OPTION PLAN



         --------------------------------------
         Agreement for Incentive Stock Options
         --------------------------------------


     STOCK OPTION (the "Option") for a total of           shares
of Common Stock, par value $1.00 per share, of Central Bancorp, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to
                       (the "Optionee") at the price set forth
herein, and in all respects subject to the terms, definitions and provisions of the Central Bancorp, Inc. 1986 Stock Option Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.   Exercise Price.  The exercise price per share is
$      , which equals 100%* of the fair market value, as
determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

     (i) Schedule of rights to exercise.

                                     Percentage of Total Shares
Years of Continuous Employment       Subject to Option Which May
After Date of Grant of Option              Be Exercised
-----------------------------        ---------------------------

  Upon Grant                                        ___%
  1 year but less than 2 years                      ___%
  2 years but less than 3 years                     ___%
  3 years but less than 4 years                     ___%
  4 years but less than 5 years                     ___%
  5 years or more                                   ___%
--------------------
* 110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

                                   1
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Agreement of ISO                                          Page 2

     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.
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Agreement of ISO                                          Page 3

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten** years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


Date of Grant                 CENTRAL BANCORP, INC.
                              1986 STOCK OPTION PLAN COMMITTEE


                              By:
                                 -----------------------------
                                 Authorized Member of the
                                 Committee

                                ------------------------------
                                 Witness:



_______________
** Five years in the case of an Optionee who owns shares
   representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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                      CENTRAL BANCORP, INC.
                      1986 STOCK OPTION PLAN

                       Form for Exercise of
                     Incentive Stock Options

Treasurer
Central Bancorp, Inc.
399 Highland Avenue
Somerville, Massachusetts  02144

     Re:  Central Bancorp, Inc. 1986 Stock Option Plan
          --------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase          shares, par value $1.00, of Common
Stock of Central Bancorp, Inc. (the "Company") under and
pursuant to a Stock Option Agreement dated              , 199  .

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $              of cash or check
          $              in the form of _______ shares of Common
                         Stock, valued at
                         $____ per share
          $              in the form of the Company's
                         withholding of _______ shares
                         of Common Stock, valued at  $ ____ per
                         share, that are subject to this Option

          $              TOTAL

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________
Address ________________________________________________________
Social Security Number _________________________________________

-----------------
     Date
                        Very truly yours,

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